Exhibit 4.13

GUARANTEE

Warner Music Group Corp. (the “Guarantor”) hereby unconditionally guarantees WMG Acquisition Corp.’s 4.875% Senior Secured Notes due 2024 (the “Dollar Notes”) and 4.125% Senior Secured Notes due 2024 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”) issued pursuant to the Indenture, dated as of November 1, 2012 (the “Secured Notes Base Indenture”), by and among WMG Acquisition Corp., a Delaware corporation, as issuer (the “Issuer”), the guarantors party thereto (the “Guarantors”), Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and Credit Suisse AG, as Notes Authorized Agent and as Collateral Agent, as supplemented by (i) in the case of the Dollar Notes, the Sixth Supplemental Indenture, dated as of October 18, 2016 (the “Sixth Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee and (ii) in the case of the Euro Notes, the Seventh Supplemental Indenture, dated as of October 18, 2016 (the “Seventh Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee. The Secured Notes Base Indenture, as supplemented by the Sixth Supplemental Indenture and the Seventh Supplemental Indenture with respect to the relevant Notes, is referred to herein as the “Indenture”.

The obligations of the Guarantor pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Secured Notes Base Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee.

Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Warner Music Group Corp. has caused this Guarantee to be signed by a duly authorized officer.

DATED: October 18, 2016
WARNER MUSIC GROUP CORP.

	By:	/s/ Paul Robinson
	Name:	Paul Robinson
	Title:	Executive Vice President, General
Counsel & Secretary

[Signature Page to the Warner Music Group Guarantee]